APPENDIX “F”

Action No. 0801-10226

IN THE COURT OF QUEEN’S BENCH OF ALBERTA

JUDICIAL CENTRE OF CALGARY

IN THE MATTER OF SECTION 193 OF THE BUSINESS CORPORATIONS ACT, R.S.A. 2000, c. B-9, as amended

AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING TECK COMINCO LIMITED, FORDING ARRANGEMENT CORP., FORDING CANADIAN COAL TRUST, FORDING (GP) ULC, CERTAIN SUBSIDIARIES OR OTHER AFFILIATES OF FORDING CANADIAN COAL TRUST AND TECK COMINCO LIMITED, AND THE SECURITYHOLDERS OF FORDING CANADIAN COAL TRUST

BEFORE THE HONOURABLE	)	AT THE COURT HOUSE AT CALGARY,
JUSTICE ROMAINE	)	ALBERTA, ON TUESDAY, THE 26th DAY
IN CHAMBERS	)	OF AUGUST, 2008

INTERIM ORDER

UPON the application of Fording Arrangement Corp., the Petitioner herein; AND UPON hearing counsel for the Petitioner; AND UPON no one appearing for the Executive Director appointed under the Securities Act, R.S.A. 2000, c.S-4, as amended (the “Executive Director”), although notified of this application; AND UPON reading the Affidavit of Mr. Michael A. Grandin sworn August 26, 2008 and filed herein; AND WHEREAS capitalized terms used herein but not defined have the respective meanings ascribed thereto in the Management Information Circular of Fording dated August 21, 2008 (the “Circular”);

IT IS HEREBY ORDERED THAT:

The Meeting

1.	Fording Canadian Coal Trust (“Fording”) may call, hold and conduct a special meeting (the special meeting and any adjournment or postponement thereof is hereafter referred to as the “Meeting”) of the registered holders (the “Unitholders”) of units (“Units”) of Fording, the registered holders (the “Exchange Optionholders”) of options to purchase Units (“Exchange Options”), and the registered holders (the “Phantom Unitholders”) of notional units equivalent in value to a Unit (the “Phantom Units”) (the Unitholders, the Exchange Optionholders, and the Phantom Unitholders, collectively, the “Securityholders”), to be held in the Alberta Room at the Fairmont Palliser Hotel, 133 9th Avenue SW, Calgary, Alberta, Canada T2P 2M3 at 9:00 a.m. (Calgary time) on September 30, 2008 to, among other things:

(a)	Consider and, if deemed advisable, pass a special resolution (the “Arrangement Resolution”) to:

(i)	authorize, approve, ratify and confirm the arrangement agreement (the “Arrangement Agreement”) dated as of July 29, 2008 between Fording and Teck Cominco Limited (“Teck”), a copy of which is attached to the Circular as Appendix B, and all other transactions contemplated by the Arrangement Agreement, together with such amendments or variations as may be made thereto in accordance with the terms of the Arrangement Agreement;

(ii)	authorize, approve, ratify and confirm the arrangement (the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta) (the “ABCA”), substantially as set forth in the plan of arrangement (the “Plan of Arrangement”), a copy of which is attached to the Circular as Appendix E, involving, among other things, the acquisition by Teck of all of the assets of Fording and the assumption by Teck of all Fording’s liabilities, including without limitation:

(A)	the termination of the Unitholder Rights Plan;

(B)	the Fording LP Agreement Amendments and the Royalty Agreement Amendments;

(C)	the amendments to the Declaration of Trust, as may be necessary or desirable to implement or facilitate the Arrangement and also as contemplated by the Arrangement Agreement;

(D)	the transfer by Fording of all of the limited partnership interests in Fording LP held by Fording and all of the issued and outstanding equity securities of Fording ULC held by Fording;

(E)	the purchase by Teck of the Acquired Assets in consideration of the payment to Fording of the consideration set out in the Plan of Arrangement;

(F)	the termination of the Exchange Option Plan, the Joint Phantom Unit Plan and the Fording DRIP;

(G)	the distributions and other payments by Fording in accordance with the Plan of Arrangement and the purchase for cancellation by Fording of each issued and outstanding Unit held by Unitholders; and

(H)	the termination of Fording.

(iii)	authorize the trustees of Fording (the “Trustees”) to vote all securities of the Fording Subsidiaries held by Fording in favour of, and to undertake such other actions as are necessary or desirable to give effect to, the Arrangement;

(iv)	authorize and direct any two Trustees or any Trustee and an officer of Fording to execute on behalf of Fording and to deliver and to cause to be delivered, all such documents, agreements and instruments and to do or cause to be done all such other acts and things as they shall determine to be necessary or desirable in order to carry out the intent of the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or instruments or the doing of any such act or thing; and

(v)	authorize the Trustees and the members of the Board of Directors of Fording ULC, notwithstanding that the Arrangement Resolution has been passed by the Securityholders or that the Arrangement has been approved by the Court of Queen’s Bench of Alberta and without further notice to or approval of Securityholders (a) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement and (b) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement at any time prior to the filing of the Articles of Arrangement giving effect to the Arrangement.

(b)	Consider such other business as may properly come before the Meeting.

2.	The Meeting shall be called, held and conducted in accordance with the Notice of Special Meeting of Securityholders (the “Notice of Meeting”), which forms part of Exhibit “A” to the Affidavit of Michael A. Grandin sworn August 26, 2008, the Declaration of Trust, the terms of this Interim Order, any further order of this Court and the rulings and directions of the Chair of the Meeting. To the extent of any inconsistency or discrepancy between this Interim Order and the Declaration of Trust, this Interim Order shall govern.

3.	The Securityholders entitled to receive the Notice of Meeting, the Notice of Petition, the Circular, the Plan of Arrangement, and the form of proxy prepared in connection with the Meeting (collectively, the “Meeting Materials”) shall be those shown on the books and records maintained by or on behalf of Fording at 5:00 p.m. (Calgary time) on August 26, 2008 (the “Record Date”).

4.	The Meeting Materials, with such amendments or additional documents as counsel for the Petitioner may advise are necessary or desirable and are not inconsistent with the terms of this Interim Order, shall be sent to:

(a)	registered Securityholders and non-registered Securityholders resident in Canada who have not objected to the release of their names, addresses and security ownership information to Fording of record at 5:00 p.m.

(Calgary time) on the Record Date, at least 21 days prior to the date of the Meeting by prepaid ordinary mail, by expedited parcel post, by courier or by delivery in person, addressed to each such Securityholder at his, her or its address, as shown on the books or records of Fording on the Record Date or on the non-objecting beneficial owner list provided to Fording by intermediaries pursuant to National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”), as applicable;

(b)	non-registered Securityholders resident in Canada who have objected to the release of their names, addresses and security ownership information to Fording and all non-registered Securityholders resident outside of Canada of record at 5:00 p.m. (Calgary time) on the Record Date, by providing multiple copies of the Meeting Materials to intermediaries and registered nominees in accordance with procedures and timing requirements prescribed by NI 54-101;

(c)	the Trustees, Fording’s auditors (the “Auditors”) and the Executive Director by mailing the Meeting Materials by prepaid, ordinary mail to such persons at least 21 days prior to the date of the Meeting; and

(d)	the provincial and territorial securities commissions in Canada, the Securities and Exchange Commission in the United States, the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (the “NYSE”), by electronically filing the Meeting Materials via the System for Electronic Document Analysis and Retrieval in Canada (“SEDAR”) and the Electronic Data Gathering, Analysis and Retrieval System in the United States (“EDGAR”) at least 21 days prior to the date of the Meeting;

and substantial compliance with this paragraph shall constitute good and sufficient notice of the Meeting.

5.	The only persons entitled to attend the Meeting shall be:

(a)	Securityholders or their proxies as evidenced by a validly completed form of proxy prepared specifically for use at the Meeting or such other proper form of proxy prepared for use at the Meeting which is acceptable to the transfer agent of Fording (an “Alternative Form of Proxy”);

(b)	directors and officers of affiliates of Fording, the Trustees, officers of Fording, the Auditors and the professional advisors to Fording and its affiliated entities;

(c)	the Executive Director; and

(d)	other persons with the permission of the Chair of the Meeting.

6.	Those persons entitled to vote at the Meeting shall be Securityholders of record as at 5:00 p.m. (Calgary time) on the Record Date, or their respective proxies as evidenced by a validly completed form of proxy prepared specifically for use at the Meeting or as evidenced by an Alternative Form of Proxy. Securityholders who acquire their Units, Exchange Options, or Phantom Units after the Record Date will not be entitled to vote such securities at the Meeting.

7.	The accidental failure or omission to give notice of the Meeting to any one or more Securityholders or other persons entitled to receive notice of the Meeting as aforesaid, or any failure or omission to give notice as a result of events beyond the reasonable control of Fording (including, without limitation, any inability to utilize postal services), shall not constitute a breach of this Interim Order or a defect in the calling of the Meeting and shall not invalidate any resolution passed or proceedings taken at the Meeting including but not limited to, the Arrangement Resolution.

8.	Any amendments, updates or supplements to any of the information provided in the Meeting Materials may be communicated to Securityholders by press release, by posting such amendments, updates or supplements on the website of Fording, by newspaper advertisement or by notice to Securityholders by prepaid ordinary mail to persons specified in paragraphs 4(a) and 4(b) herein, or by such other means as are determined to be the most appropriate method of communication by the Trustees in the circumstances.

9.	The quorum for the transaction of business at the Meeting shall be two individuals present at the opening of the Meeting being Unitholders or persons representing Unitholders by proxy who hold in the aggregate not less than 10% of the votes attached to all outstanding Units. If no quorum is present within 30 minutes after the time fixed for the Meeting, the Meeting shall be adjourned to a day which is not less than 10 days after the date of the Meeting and to such place and time as may be appointed by the Chair of the Meeting, in the Chair’s sole discretion, and at such reconvened meeting, those Unitholders present in person or by proxy at such meeting will constitute a quorum for the reconvened meeting and any business may be brought before or dealt with at such reconvened meeting which might have been brought before or dealt with at the Meeting in accordance with the Notice of Meeting.

10.	The vote required to pass the Arrangement Resolution shall be: (i) at least 66 2/3% of the votes cast at the Meeting by Unitholders present in person or represented by proxy and entitled to vote at the Meeting, voting separately as a class; (ii) at least 66 2/3% of the votes cast at the Meeting by Securityholders present in person or represented by proxy and entitled to vote at the Meeting, voting together as a single class; and (iii) at least a simple majority of the votes cast by Unitholders, excluding the votes of Teck and certain other parties related to or affiliated with Teck that must be excluded in accordance with applicable securities laws, present in person or represented by proxy at the Meeting. For this purpose any spoiled votes, illegible votes, defective votes and abstentions shall be deemed not to be votes cast. The votes shall be taken at the Meeting on the basis of one vote per Unit, one vote per Exchange Option, and one vote per Phantom Unit. Proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution.

11.	The Trustees on behalf of Fording, if deemed advisable and subject to the provisions of the Arrangement Agreement, may adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of Securityholders respecting the adjournment or postponement and notice of any such adjournment or postponement shall be given by press release, newspaper advertisement, or by notice to the Securityholders by prepaid ordinary mail to the persons specified in paragraphs 4(a) and 4(b) herein, or by such other means as determined to be the most appropriate method of communication by the Trustees in the circumstances.

12.	The Meeting Materials, and, if applicable, any amendments, updates or supplements to any of the Meeting Materials mailed to Securityholders, and any notice of any adjournment or postponement of the Meeting, shall be deemed to have been received by the Securityholder three days after delivery thereof to the post office.

13.	In accordance with the Plan of Arrangement and the Arrangement Resolution, the Trustees on behalf of Fording may make such amendments, modifications, revisions or supplements to the Plan of Arrangement prior to the Effective Time as are permitted under its terms and under the terms of the Arrangement Agreement and, subject to compliance with the foregoing, as the Trustees, in their sole discretion, determine to be appropriate, without any additional notice to the Securityholders, unless this Honourable Court shall direct otherwise.

14.	The scrutineer for the Meeting shall be Computershare Investor Services Inc. (“Computershare”) (acting through its representatives for that purpose) and its duties shall include:

(a)	invigilating and reporting to the Chair of the Meeting on the deposit and the validity of the proxies;

(b)	reporting to the Chair of the Meeting on the quorum of the Meeting;

(c)	reporting to the Chair of the Meeting on the polls taken or ballots cast at the Meeting; and

(d)	providing to the Trustees and to the Chair written reports on matters related to their duties.

15.	The only proxies to be counted at the Meeting shall be those on completed forms of proxy prepared at the direction of Fording for purposes of the Meeting, or proxies on an Alternative Form of Proxy, and Securityholders shall be entitled to complete such proxies. Fording is hereby authorized to use the form of proxy for Unitholders in substantially the same form as is attached as part of Exhibit “A” to the Affidavit of Michael A. Grandin sworn August 26, 2008 and to use a similar form of proxy, modified appropriately, in respect of the Exchange Optionholders and Phantom Unitholders. Fording is hereby authorized, at its expense (subject to the provisions of the Arrangement Agreement), to solicit proxies, directly or through its officers, directors and employees (and employees of its affiliates), and through such agents or representatives as it may retain for that purpose, by mail, telephone or such other forms of personal or electronic communication as it may determine.

16.	The procedure for the use of proxies at the Meeting, the communication of voting instructions by Securityholders to their intermediaries or Computershare and the revocation of such proxies and voting instructions shall be as set out in the Meeting Materials or as the Chair of the Meeting shall determine.

17.	Fording may waive generally any time limits for the deposit of proxies or communication of voting instructions by the Securityholders, if the Chair of the Meeting in the exercise of his discretion deems it advisable to do so.

The Arrangement

18.	The Arrangement is an “arrangement” under subsection 193(1) of the ABCA, and it is impracticable to effect the result contemplated by the Arrangement under any provision of the ABCA other than Section 193 thereof.

Dissent Rights

19.	Registered Unitholders shall be afforded rights of dissent and valuation with respect to their Units (including an interest to which a Unitholder is entitled with respect to a fraction of a Unit (a “Fractional Unit Interest”)) in connection with the Arrangement, substantially as provided in Section 191 of the ABCA as though their Units were shares in a corporation governed by the ABCA, as modified by the terms of the Plan of Arrangement and this Interim Order, including without limitation that:

(a)	only registered Unitholders as at 5:00 p.m. (Calgary time) on the Record Date, and registered Unitholders whose Units have been registered in such Unitholder’s name after 5:00 p.m. (Calgary time) on the Record Date and who can demonstrate, to the satisfaction of Fording and Teck, beneficial ownership of the Units in respect of which the Dissent Rights are being exercised as at 5:00 p.m. (Calgary time) on the Record Date, will be entitled to dissent in respect of the Arrangement;

(b)	despite subsection 191(5) of the ABCA, dissenting Unitholders shall deliver a written objection to Fording c/o Osler, Hoskin & Harcourt LLP at Suite 2500, TransCanada Tower, 450 – 1st Street S.W., Calgary, Alberta, T2P 5H1 (Attention: Tristram Mallett) prior to 5:00 p.m. (Calgary time) on Friday, September 26, 2008, or otherwise at least two business days prior to the date of the Meeting (or any postponement(s) or adjournment(s) thereof);

(c)	a dissenting Unitholder shall not vote his, hers or its Units at the Meeting, either by proxy or in person, in favour of the Arrangement Resolution;

(d)	a vote against the Arrangement Resolution or an abstention shall not constitute the written objection required in subparagraph (b);

(e)	a dissenting Unitholder may not exercise rights of dissent in respect of only a portion of such dissenting Unitholder’s Units but may dissent only with respect to all of the Units held by such person including, if applicable, any Fractional Unit Interest;

(f)	the exercise of such right of dissent must otherwise comply with the requirements of Section 191 of the ABCA, as modified by the Plan of Arrangement and this Interim Order;

(g)	any registered Unitholder who properly dissents from the Arrangement Resolution in compliance with Section 191 of the ABCA, as modified by the Plan of Arrangement and this Interim Order, will, in the event the Arrangement becomes effective, be deemed to have received and been paid the various distributions contemplated by the Plan of Arrangement, will be deemed to have transferred his, her or its Units (including, if applicable, any Fractional Unit Interests) to Fording and will only be entitled to be paid the fair value of his, her or its Units, and will not be entitled to any other payment or consideration, including the Final Unitholder Distribution and any other payments that would be payable under the Arrangement had such registered Unitholder not exercised his, her or its rights of dissent. In accordance with the Plan of Arrangement, the amounts deemed to have been received and been paid to a registered Unitholder who properly dissents from the Arrangement Resolution will instead be paid to the Dissenter Trustee (as such term is defined in the Plan of Arrangement), and will be used to pay the fair value of the Dissenting Unitholder’s Units including if applicable, his, her or its Fractional Unit Interests;

(h)	Teck may apply to this Court by originating notice after adoption of the Arrangement Resolution to fix the fair value of the Units of a Dissenting Unitholder, which application shall, subject to the provisions of this Interim Order, be treated for the purposes of Section 191 of the ABCA as an application under Section 191(6) of the ABCA. Notwithstanding the provisions of Section 191 of the ABCA, Teck may, but in no circumstances shall be required, to make a written offer to pay the fair value of the Units held by a Unitholder who properly dissents from the Arrangement Resolution. In the event that Teck elects to make a written offer to pay the fair value of the Units held by any such Unitholder, including, if applicable, any Fractional Unit Interest, it shall, unless the Court orders otherwise, send to each other Unitholder who properly dissents from the Arrangement Resolution, a written offer to pay the fair value of the Units held by such Unitholders including, if applicable, any Fractional Unit Interest. Every offer will be made on the same terms to each such Unitholder but no such offer shall be required to contain or be accompanied by a statement showing how the fair value was determined; and

(i)	the fair value of the Units held by a Dissenting Unitholder shall be paid in cash, shall be determined by application to this Court, shall be determined as of the close of business on the last business day occurring immediately prior to the date of the Meeting, and shall be paid, on a pro rata basis, out of the amounts held by the Dissenter Trustee, the balance to be paid by Teck.

20.	The right of registered Unitholders to dissent with respect to the Arrangement Resolution and the right to be paid the fair value for their Units substantially in accordance with the provisions of Section 191 of the ABCA as modified by this Interim Order and the Plan of Arrangement shall be the only rights of dissent in respect of the Arrangement Resolution, shall be in lieu of any and all other rights of dissent, whether under the Declaration of Trust or otherwise, and is sufficiently described in the Circular, and notice to Unitholders of the right to dissent with respect to the Arrangement Resolution shall be satisfied by delivery of the Circular in accordance with paragraphs 4(a), 4(b), and 12 of this Interim Order.

Service of Court Materials

21.	For the purposes of this Interim Order, service of the Petition herein and the Affidavit of Michael A. Grandin sworn August 26, 2008 only on the Executive Director is hereby confirmed as good and sufficient service, and service on any other person except as provided in this Interim Order is hereby dispensed with.

22.	Fording shall include in the Meeting Materials a copy of the form of this Interim Order and the Petition (collectively, the “Court Materials”), and the Court Materials shall be deemed to have been received by the Securityholders at the times specified in accordance with paragraph 12 herein, whether those persons reside within Alberta or within another jurisdiction.

23.	The sending of the Court Materials shall constitute good and sufficient service of the within proceedings upon all persons who are entitled to receive notice of the matters described herein and no other form of service need be made and no other material need be served on such persons in respect of these proceedings.

Application for Final Order

24.	Upon approval by the Securityholders of the Arrangement, in the manner set forth in this Interim Order, the Petitioner may apply to this Court for an order approving the Arrangement (the “Final Order”), which application shall be heard at the Courthouse on September 30, 2008 at 1:15 p.m. (Calgary time), or so soon thereafter as counsel may be heard.

25.	Any person desiring to appear at the hearing of the application for the Final Order shall file with the Court and serve on Fording (c/o Osler, Hoskin & Harcourt LLP at Suite 2500, TransCanada Tower, 450 – 1st Street S.W., Calgary, Alberta, T2P 5H1, Attention: Tristram J. Mallett) a Notice of Intention to Appear together with a copy of any evidence or material which is to be presented to the Court at the hearing of the application for the Final Order, on or before 4:30 p.m. (Calgary time) on September 23, 2008. In the event that the application for the Final Order is adjourned, only those parties serving a Notice of Intention to Appear in accordance with paragraph 25 of this Interim Order shall have or be entitled to Notice of the adjourned date.

Variation of Interim Order

26.	The Petitioner shall be entitled, at any time, to seek leave to vary this Interim Order upon such terms and upon the giving of such notice as this Court may direct.

/s/ “BEC Romaine”
J.C.C.Q.B.A.

ENTERED this 26th day of August, 2008

/s/ M. Brand
CLERK OF THE COURT

Action No: 00801-10226

IN THE COURT OF QUEEN’S BENCH
OF ALBERTA
JUDICIAL CENTRE OF CALGARY

IN THE MATTER OF SECTION 193 OF THE BUSINESS CORPORATIONS ACT, R.S.A. 2000, c. B-9, AS AMENDED;

AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING TECK COMINCO LIMITED, FORDING ARRANGEMENT CORP., FORDING CANADIAN COAL TRUST, FORDING (GP) ULC, CERTAIN SUBSIDIARIES OR OTHER AFFILIATES OF FORDING CANADIAN COAL TRUST AND TECK COMINCO LIMITED, AND THE SECURITYHOLDERS OF FORDING CANADIAN COAL TRUST

INTERIM ORDER

Osler, Hoskin & Harcourt llp
Barristers and Solicitors
Suite 2500, 450 – 1st Street S.W.
Calgary, Alberta, Canada T2P 5H1

Solicitor: Tristram J. Mallett / Cynthia L. Spry
Telephone: (403) 260-7041 / 7023
Facsimile: (403) 260-7024
Our Matter Number: 1103339